Exhibit 99.1

ISLE OF CAPRI CASINOS ANNOUNCES

VIRGINIA MCDOWELL TO BECOME CHIEF EXECUTIVE OFFICER

James B. Perry to Continue as Executive Chairman

EXECUTIVE TRANSITION PLAN ANNOUNCED

ST. LOUIS — JANUARY 18, 2011 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) announced today a transition process to ensure a smooth and orderly transfer of executive responsibilities at the Company.  Upon the conclusion of the transition process, Virginia McDowell, the Company’s current president and chief operating officer, will be promoted to president and chief executive officer, and James B. Perry, the current chairman and chief executive, will become the Company’s executive chairman.

Mr. Perry and Ms. McDowell will continue in their current roles until the transition date, which will be determined by the Board of Directors in consultation with Mr. Perry and Ms. McDowell, but is expected to occur no later than December 31, 2011.  During the transition period, the Company will undergo a formal executive search for a new chief operating officer, including evaluation of internal and external candidates.

Mr. Perry has signed a three-year employment agreement to serve as executive chairman and Ms. McDowell has signed a three-year employment agreement to be president and chief executive officer.  Both agreements become effective as of the transition date.  As executive chairman, Mr. Perry will continue to provide strategic direction to the Company.

Upon the announcement, James B. Perry said, “Following a thoughtful succession planning process undertaken by the Board of Directors, it is clear to the Board and me that Virginia is the ideal person to lead this company forward.  I have worked with Virginia at a number of major, publicly traded gaming companies for over 25 years, where she amassed significant expertise in our business.  She has led our operations through sweeping improvements as chief operating officer, and her dedication to providing the best quality entertainment experience for our customers will serve our company well as we grow into the future.”

Perry continued, “Having proudly served as chief executive for the past three years, I am looking forward to continuing to serve the organization as executive chairman, and think that all stakeholders will benefit from Virginia’s leadership and vision.  I look forward to continuing to work closely with Virginia and the rest of the team in the years ahead.”

Virginia McDowell has 30 years of experience in the gaming industry, and has built an award-winning track record of leadership in operations, marketing, technology and management.  At Isle of Capri, Ms. McDowell has overseen the day-to-day operations of the Company’s 15 gaming properties since July 2007.  During this time, she has been responsible for implementing the Company’s strategic operating plan, including the launch of the new Isle and Lady Luck casino brands.  The implementation of the strategic operating plan has resulted in enhanced customer loyalty, decreased operating costs, improved the customer experience, overhauled marketing campaigns, as well as, in several strategic technology initiatives and innovative new human resources strategies.

Prior to joining the Company, Ms. McDowell served as executive vice president and chief information officer of Trump Entertainment Resorts, Inc. Prior to joining Trump Entertainment Resorts, Ms. McDowell spent eight years at Argosy Gaming Company in Alton, Illinois, joining the company as vice president of sales and marketing, and ultimately holding the position of senior vice president of operations. She began her gaming career in Atlantic City, holding a variety of executive positions over a period of more than 15 years.

“Jim Perry has proven himself to be a premier leader and innovator in the gaming industry, and he has also served as an unrivaled mentor for those of us fortunate enough to work with him,” said Virginia McDowell.  “I appreciate the confidence the Board has shown in me to lead Isle of Capri in the future, and look forward to continuing the close partnership I have shared with Jim for more than two decades.”

McDowell continued, “For Isle, our dedication to the continued enhancement of our company continues.  We remain focused on fiscal discipline and shareholder value, creating premier entertainment experiences for our customers and providing quality opportunities for our employees.”

Both appointments are subject to regulatory approval.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri, two casinos in Black Hawk, Colorado, and a casino and harness track in Pompano Beach, Florida. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.  Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K/A for the most recently ended fiscal year.

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CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368